                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
 [X] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to  Section 240.14a-11(c) or
     Section 240.14a-12

                           TRANSWORLD HEALTHCARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
 [X] No fee required.
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     (5) Total fee paid:

         -----------------------------------------------------------------------

 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     (3) Filing Party:

         -----------------------------------------------------------------------

     (4) Date Filed:

         -----------------------------------------------------------------------

                           TRANSWORLD HEALTHCARE, INC.
                               555 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                              ---------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              ---------------------
                               SEPTEMBER 14, 1999
                              ---------------------

To the Shareholders of
  TRANSWORLD HEALTHCARE, INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting (the "Annual Meeting") of shareholders of Transworld Healthcare, Inc. (the "Company") will be held at 805 Third Avenue, New York, New York 10022, 20th Floor, on September 14, 1999, at 10:00 a.m., local time, for the following purposes, all as more fully described in the attached Proxy Statement:

          I. To elect five directors to serve for a term of one year and until their respective successors are duly elected and qualified.

          II. To ratify the appointment by the Company's Board of Directors of PricewaterhouseCoopers LLP, as independent accountants of the Company for the fiscal year ending September 30, 1999.

          III. To transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

     The accompanying Proxy Statement forms a part of this Notice.

     The Board of Directors has fixed the close of business on August 11, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 is enclosed.

     YOU ARE EARNESTLY REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE GREATLY APPRECIATED.


                                        By Order of the Board of Directors

                                        /s/ Gregory E. Marsella
                                        Gregory E. Marsella
                                             Secretary


August 16, 1999

--------------------------------------------------------------------------------
                 YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES,
                  PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED
                       PROXY AND MAIL IT PROMPTLY IN THE
                           ENCLOSED RETURN ENVELOPE.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION .........................................................................     1
 Annual Meeting Matters ..............................................................     1
 General .............................................................................     1
VOTING RIGHTS AND VOTING SECURITIES ..................................................     2
 Voting at the Annual Meeting ........................................................     2
 Security Ownership of Certain Beneficial Owners and Management ......................     2
 Compliance With Section 16(a) of the Securities Exchange Act of 1934 ................     3
PROPOSAL I: ELECTION OF DIRECTORS ....................................................     3
 Required Affirmative Vote ...........................................................     3
 Directors and Officers of the Company ...............................................     4
 Meetings of the Board of Directors ..................................................     5
 Board Committees ....................................................................     6
 Executive Compensation ..............................................................     6
 Summary Compensation Table ..........................................................     7
 Option Grants in Fiscal 1998 ........................................................     7
 Aggregate Option Exercises in Fiscal 1998 and 1998 Fiscal Year-End Option Values ....     8
 Employment Agreements; Termination of Employment and Change-in-Control
   Arrangements ......................................................................     8
 Compensation Committee Interlocks and Insider Participation .........................     8
 Stock Option Plans ..................................................................     8
 Indemnification .....................................................................    10
 Executive Bonus Plan ................................................................    10
 Compensation Committee Report .......................................................    10
 Comparative Performance of the Company ..............................................    13
 Performance Graph ...................................................................    13
 Certain Relationships and Related Transactions ......................................    14
PROPOSAL II: RATIFICATION OF INDEPENDENT AUDITORS ....................................    16
 Required Affirmative Vote ...........................................................    16
 1999 SHAREHOLDER PROPOSALS ..........................................................    16
 OTHER MATTERS .......................................................................    16
 SOLICITATION OF PROXIES .............................................................    16
 ADDITIONAL INFORMATION ..............................................................    17

                           TRANSWORLD HEALTHCARE, INC.
                               555 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                              ---------------------

                             PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 1999

                              ---------------------


                                  INTRODUCTION

     This Proxy Statement and the accompanying proxy are being furnished to shareholders of Transworld Healthcare, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Shareholders to be held at 805 Third Avenue, New York, New York 10022, 20th Floor, on September 14, 1999, at 10:00 a.m., and at any and all adjournments thereof (the "Annual Meeting"). This Proxy Statement, the attached Notice of Annual Meeting of Shareholders, and the accompanying proxy, together with a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 1998, including the financial statements contained therein, are first being mailed or delivered to shareholders of the Company on or about August 16, 1999.

ANNUAL MEETING MATTERS

     At the Annual Meeting, shareholders of the Company as of the close of business on August 11, 1999 (the "Record Date") will consider and vote upon the following: (i) Proposal I for the election of five directors to serve for a term of one year and until their respective successors are duly elected and qualified; and (ii) Proposal II for the ratification of the appointment by the Company's Board of Directors of PricewaterhouseCoopers LLP, as independent accountants of the Company for the fiscal year ending September 30, 1999.

     APPROVAL OF PROPOSAL I TO ELECT FIVE DIRECTORS REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE SHARES OF THE COMPANY'S COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK") REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING.

     APPROVAL OF PROPOSAL II TO RATIFY THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP, AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999 REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING.

GENERAL

     The enclosed proxy provides that each shareholder may specify that his or her shares be voted "for," "against" or "abstain" from voting with respect to each of the proposals. If the enclosed proxy is properly executed, duly returned to the Company in time for the Annual Meeting and not revoked, your shares will be voted in accordance with the instructions contained thereon. Where a signed proxy is returned, but no specific instructions are indicated, your shares will be voted FOR each of the proposals.

     Proxies marked as abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as voting in respect of any matter as to which abstinence is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting will not be treated as present for purposes of determining a quorum for the Annual Meeting unless they are voted by the broker on at least one matter on the agenda. Such shares will not be counted as to the matters for which a non-vote is indicated on the broker's proxy.

     Any shareholder who executes and returns a proxy may revoke it in writing at any time before it is voted at the Annual Meeting by: (i) filing with the Secretary of the Company, at the above address, written notice of such revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares; or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

     Representatives of PricewaterhouseCoopers LLP, independent accountants of the Company, are expected to be present at the Annual Meeting and available to respond to appropriate questions. Such representatives also will have the opportunity, should they so desire, to make any statements to the shareholders which they deem appropriate.

     Whether or not you attend the Annual Meeting, your vote is important. Accordingly, you are asked to sign and return the accompanying proxy regardless of the number of shares you own. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.


                      VOTING RIGHTS AND VOTING SECURITIES

VOTING AT THE ANNUAL MEETING

     The Board of Directors has fixed the close of business on August 11, 1999 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. On the Record Date, the Company had 17,551,076 shares of Common Stock issued and outstanding. The Common Stock is the only class of outstanding voting securities of the Company. Each shareholder of Common Stock will be entitled to one vote per share, either in person or by proxy, on each matter presented to the shareholders of the Company at the Annual Meeting. The holders of a majority of all of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve Proposal I. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve Proposal II.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of Common Stock beneficially owned, as of the Record Date, by (i) all persons known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) each of the "named executive officers" as defined under the rules and regulations of the Securities Act of 1933, as amended; and (iv) all directors and executive officers of the Company as a group (8 persons).


                                                                        NUMBER OF SHARES
                                                                          BENEFICIALLY          PERCENTAGE
                                NAME                                         OWNED          BENEFICIALLY OWNED
                                ----                                         -----          ------------------
Timothy M. Aitken(1) ...............................................          669,999               3.7%
Sarah L. Eames(2) ..................................................          150,667                *
Wayne A. Palladino(3) ..............................................          224,190               1.3%
Gregory E. Marsella(4) .............................................           37,334                *
Lewis S. Ranieri(5) ................................................       13,818,021              67.2%
Scott A. Shay(5) ...................................................       13,818,021              67.2%
Jeffrey S. Peris ...................................................            2,000                *
G. Richard Green ...................................................            3,000                *
Hyperion Partners II L.P.(6) .......................................       13,818,021              67.2%
Hyperion TW Fund L.P.(7). ..........................................       13,818,021              67.2%
All executive officers and directors as a group (8 persons)(8) .....       14,905,211              69.3%

----------
*    Less than one percent.

(1) Includes 649,999 shares subject to options exercisable within 60 days from the Record Date.

(2) Includes 146,667 shares subject to options exercisable within 60 days from the Record Date.

(3) Includes 135,000 shares subject to options exercisable within 60 days from the Record Date.

(4) Includes 37,334 shares subject to options exercisable within 60 days from the Record Date.

(5) Includes 6,669,565 shares of Common Stock and 3,000,000 shares of Common Stock underlying the warrants (the "Warrants") exercisable within 60 days from the Record Date acquired pursuant to the HPII Purchase Agreement (as defined herein) which Hyperion Partners II L.P. ("HPII") has purchased and 4,148,456 shares of Common Stock which Hyperion TW Fund L.P. (the "Fund") (each of which are affiliates of Messrs. Ranieri and Shay) has purchased and as to which Messrs. Ranieri and Shay disclaim beneficial ownership. The business address of Messrs. Ranieri and Shay is 50 Charles Lindbergh Parkway, Uniondale, New York 11553. See "Certain Relationships and Related Transactions -- Transactions with Principal Shareholders."

(6)   Includes 4,148,456 shares of Common Stock which the Fund (an affiliate of
      HPII) has purchased and as to which HPII disclaims beneficial ownership and 3,000,000 shares of Common Stock subject to the Warrants exercisable within 60 days from the Record Date. The address of HPII is 50 Charles Lindbergh Parkway, Uniondale, New York 11553. See "Certain Relationships and Related Transactions -- Transactions with Principal Shareholders."

(7) Includes 6,669,565 shares of Common Stock and 3,000,000 shares subject to the Warrants exercisable within 60 days from the Record Date which HPII (an affiliate of the Fund) has purchased and as to which the Fund disclaims beneficial ownership. The address of the Fund is 50 Charles Lindbergh Parkway, Uniondale, New York 11553.

(8) Includes all shares held by Messrs. Aitken, Palladino, Marsella, Ranieri, Shay, Peris and Green and Ms. Eames, and those shares subject to options and Warrants held by such individuals exercisable within 60 days from the Record Date.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Securities and Exchange Commission (the "Commission") has comprehensive rules relating to the reporting of securities transactions by directors, officers and shareholders who beneficially own more than 10% of the Company's Common Stock (collectively, the "Reporting Persons"). These rules are complex and difficult to interpret. Based solely on a review of Section 16 reports received by the Company from Reporting Persons during the fiscal year ended September 30, 1998, the Company believes that no Reporting Person has failed to file a Section 16 report on a timely basis during the fiscal year ended September 30, 1998, except for Jeffrey S. Peris who inadvertently failed to timely file his Form 3.


                        PROPOSAL I: ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to serve for a term of one year and until their respective successors are duly elected and qualified. All of the nominees are currently members of the Board of Directors.

     The persons named in the enclosed proxy intend to vote for the election of the Company's nominees, who are listed below, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not anticipate), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named.

REQUIRED AFFIRMATIVE VOTE

     Approval of Proposal I to elect five directors requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting.

DIRECTORS AND OFFICERS OF THE COMPANY

     The following table sets forth certain information concerning the Company's directors and officers including the nominees for the Board of
Directors:


             NAME                AGE                POSITIONS WITH THE COMPANY
             ----                ---                --------------------------
Timothy M. Aitken* ...........   54      Chairman of the Board and Chief Executive
                                         Officer
Sarah L. Eames ...............   41      President
Wayne A. Palladino ...........   40      Senior Vice President and Chief Financial Officer
Gregory E. Marsella ..........   36      Vice President, General Counsel and Secretary
Lewis S. Ranieri* ............   52      Director
Scott A. Shay* ...............   41      Director
Jeffrey S. Peris* ............   53      Director
G. Richard Green* ............   60      Director

----------
*    Indicates nominee for Director.


     Certain biographical information regarding each director and officer of the Company is set forth below:

     Timothy M. Aitken has served as Chairman of the Board and Chief Executive Officer of the Company since January 15, 1997. Mr. Aitkin also served as President of the Company from January 1998 until May 1998. Prior to joining the Company, Mr. Aitken served as an independent consultant to the health care industry from November 1995 until January 1997. From June 1995 until November 1995, Mr. Aitken served as the vice chairman and president of Apria Healthcare Group, Inc., a California based home health care company. He also served as chairman of the board of Omnicare plc from September 1995 until its acquisition by the Company. From 1990 until June 1995, Mr. Aitken served as chairman of the board, president and chief executive officer of Abbey Healthcare Group Inc., a California based home health care company.

     Sarah L. Eames has served as President since May 1998, and she served as Executive Vice President, Business Development and Marketing of the Company from June 1997 to May 1998. Prior to joining the Company, Ms. Eames was employed by Johnson & Johnson Professional, Inc. as a business development consultant from 1996 to 1997. From June 1995 until November 1995, Ms. Eames served as Vice President, Marketing for Apria Healthcare Group, Inc. From 1980 until June 1995 Ms. Eames held various marketing and business development positions at Abbey Healthcare Group Inc., a predecessor company of Apria Healthcare Group, Inc.

     Wayne A. Palladino has been a Vice President and Chief Financial Officer of the Company since February 1991 and Senior Vice President of the Company since September 1996. From September 1989 until joining the Company, he served as the vice president-finance and chief financial officer of ESC Electronics Corp., an electronics manufacturer. From December 1985 until January 1991, he was a principal in Pennwood Capital Corporation, a private investment concern. From January 1984 through December 1985, Mr. Palladino was a senior associate in the business development unit of W.R. Grace & Co., Inc.

     Gregory E. Marsella has served as Vice President, General Counsel and Secretary of the Company since July 1997. Prior to joining the Company, Mr. Marsella served as corporate counsel for Apria Healthcare Group, Inc., from July 1995 until June 1997. From June 1990 to June 1995, Mr. Marsella served as general counsel for Abbey Medical, Inc., a predecessor company of Apria Healthcare Group, Inc.

     Lewis S. Ranieri has been a Director of the Company since May 1997. Since 1988 he has been the chairman of Bank United Corp. He was also the president and chief executive of the predecessors of Bank United Corp. and the chairman of Bank United, the subsidiary of Bank United Corp., from 1988 until July 15, 1996. Mr. Ranieri is also the chairman and president of Ranieri & Co., Inc., positions he has held since founding Ranieri & Co., Inc., in 1988. Mr. Ranieri is a founder of Hyperion Partners L.P. and of Hyperion Partners II L.P. He is also vice chairman of Hyperion Capital Management, Inc., a registered investment advisor. Mr. Ranieri is a director of The Hyperion Total Return Fund, Inc.; The Hyperion 1999 Term Trust, Inc.; The Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc. Mr. Ranieri is also chairman and president of various other indirect subsidiaries of Hyperion Partners L.P. and Hyperion Partners II L.P. He is also a director of American Marine Holdings, Inc. and Delphi Financial Group, Inc. Mr. Ranieri is a former vice chairman of Salomon Brothers Inc. where he was employed from 1968 to 1987, and was one of the principal developers of the secondary mortgage market. He is a member of the National Association of Home Builders Mortgage Roundtable.

     Scott A. Shay has been a Director of the Company since January 1996 and served as Acting Chairman of the Board of the Company from September 1996 until January 1997. Mr. Shay has been a managing director of Ranieri & Co., Inc. since its formation in 1988. Mr. Shay is currently a director of Bank United Corp., and Bank United, the subsidiary of Bank United Corp., Bank Hapoalim B.M., in Tel Aviv, Israel, iOwn, Inc. and Hyperion Capital Management, Inc., as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners L.P. and Hyperion Partners II L.P. Mr. Shay is also a director of the general partner of Cardholder Management Services, L.P. Prior to joining Ranieri & Co., Inc., Mr. Shay was a director of Salomon Brothers Inc. where he was employed from 1980 to 1988.

     Jeffrey S. Peris has been a Director of the Company since May 1998. Dr. Peris has been the vice president of business operation of Knoll Pharmaceutical (BASF Pharma) where he is responsible for human resources and corporate communications since April 1998. Dr. Peris had been a management consultant to various Fortune 100 companies from May 1997 until April 1998. From 1972 until May 1997, Dr. Peris was employed by Merck & Co., Inc., where he served as the executive director of human resources from 1985 until May 1997, the executive director of marketing from 1976 until 1985, and the director of clinical biostatistics and research data systems from 1972 until 1976.

     G. Richard Green has been a Director of the Company since August 1998. Mr. Green has been the chairman since 1987 and a director since 1960 of J.H. & F.W. Green Ltd a conglomerate based in the United Kingdom. Since 1960, Mr. Green has held various positions at J.H. & F.W. Green Ltd. and several of its subsidiaries. Mr. Green was also a director of Abbey Healthcare Group, Inc. from 1991 to 1995. He also held directorships of Omnicare plc and Medigas Ltd from 1993 to 1996.

     All directors of the Company are elected by the shareholders for a one-year term and hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualified. There are no family relationships among the directors and officers of the Company. All directors who are not employees of the Company are entitled to receive a fee of $10,000 per annum. In addition, all directors are reimbursed for all reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board of Directors. Officers are chosen by and serve at the discretion of the Board of Directors.

     Other than Timothy M. Aitken and Sarah L. Eames none of the Company's executive officers have employment agreements or letters with the Company. See "Executive Compensation" and "Employment Agreements; Termination of Employment and Change-in-Control Arrangements."

MEETINGS OF THE BOARD OF DIRECTORS

     The business affairs of the Company are managed under the direction of the Board of Directors. Members of the Board of Directors are informed about the Company's affairs through various reports and documents distributed to them, through operating and financial reports routinely presented at meetings of the Board of Directors and committee meetings by the Chairman and other officers, and through other means. In addition, directors of the Company discharge their duties throughout the year not only by attending Board of Directors meetings, but also through personal meetings and other communications, including telephone contact with the Chairman of the Board and others regarding matters of interest and concern to the Company.

     During the fiscal year ended September 30, 1998, the Company's Board of Directors held six formal meetings and acted by unanimous written consent in lieu of a meeting, on five separate occasions. During the fiscal year ended September 30, 1998, no director attended fewer than 75% of the Board meetings and any applicable committee meetings, except for Mr. Shay, who attended four out of the six Board meetings and any applicable committee meetings.

BOARD COMMITTEES

     The Company's Board of Directors has an Audit Committee and a Compensation Committee but does not have a nominating committee. The members of each committee are appointed by the Board of Directors.

     Audit Committee. The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for: (i) reviewing the scope and results of the audit; (ii) reviewing the Company's financial condition and results of operations with management; (iii) considering the adequacy of the internal accounting and control procedures of the Company; and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditor's independence. The Audit Committee currently consists of Messrs. Ranieri and Shay. The Company intends to reconstitute the Audit Committee following the Annual Meeting. The Audit Committee was also in session during each of the Company's six formal meetings of its Board of Directors during the fiscal year ended September 30, 1998.

     Compensation Committee. The Compensation Committee reviews and approves overall policy with respect to compensation matters, including such matters as compensation plans for employees and employment agreements and compensation for executive officers. The Compensation Committee currently consists of Messrs. Ranieri and Shay. The Company intends to reconstitute the Compensation Committee following the Annual Meeting. The Compensation Committee was also in session during each of the Company's six formal meetings of its Board of Directors during the fiscal year ended September 30, 1998.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by or paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus compensation exceeded $100,000 (collectively, the "Named Officers") for services rendered in all capacities to the Company for the fiscal year ended September 30, 1998, the eleven month period ended September 30, 1997 (the "Eleven Month Period") and the fiscal year ended October 31, 1996.

                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                       COMPENSATION AWARDS
                                                                       -------------------
                                                      ANNUAL
                                                   COMPENSATION      RESTRICTED   SECURITIES
                                                   ------------        STOCK      UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITION    FISCAL YEAR     SALARY     BONUS     AWARDS       OPTIONS     COMPENSATION
   ---------------------------    -----------     ------     -----     ------       -------     ------------
Timothy M. Aitken(1) ...........     1998        $243,423    $  --     $   --      $150,000       $52,742(4)
 Chairman of the Board           Eleven Month
 and Chief Executive                Period        138,461       --         --       500,000        53,428(4)
 Officer                             1996              --       --         --            --            --

Sarah L. Eames(2) ..............     1998        $187,404    $  --     $   --      $100,000       $    --
 President                       Eleven Month
                                    Period         47,115       --         --        60,000            --
                                     1996              --       --         --            --            --

Wayne A. Palladino .............     1998        $181,731    $  --     $   --      $100,000       $    --
 Senior Vice President and       Eleven Month
 Chief Financial Officer            Period        154,807       --         --        45,000            --
 Officer .......................     1996         181,731       --         --            --            --

Gregory E. Marsella(3) .........     1998        $121,154    $  --     $   --      $     --       $    --
 Vice President, General         Eleven Month
 Counsel and Secretary              Period         26,923       --         --        48,000            --
                                     1996              --       --         --            --            --

----------
(1) Mr. Aitken became Chief Executive Officer and Chairman of the Company effective January 1997.

(2) Ms. Eames became Executive Vice President, Business Development and Marketing of the Company in June 1997 and President of the Company in May 1998.

(3) Mr. Marsella became Vice President, General Counsel and Secretary of the Company in July 1997.

(4)   Reflects reimbursement for certain travel expenses.


     The following table sets forth certain information regarding individual options granted during the fiscal year ended September 30, 1998 to each of the Named Officers pursuant to the Company's 1992 Stock Option Plan. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option's term.


                          OPTION GRANTS IN FISCAL 1998


                                                                                       POTENTIAL REALIZABLE
                                                                                             VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF
                                           PERCENTAGE OF                              STOCK PRICE APPRECIATION
                              SECURITIES   TOTAL OPTIONS                                        FOR
                              UNDERLYING    GRANTED TO                                    OPTION TERM(2)
                                OPTIONS    EMPLOYEES IN   EXERCISE PRICE   EXPIRATION     --------------
            NAME              GRANTED(1)    FISCAL YEAR      PER SHARE        DATE         5%        10%
            ----              ----------    -----------      ---------        ----         --        ---
Timothy M. Aitken .......... 150,000            29.1%        $ 2.625         9/16/03    $108,786   $240,388
Sarah L. Eames ............. 100,000            19.4         $ 2.625         9/16/03      72,524    160,259
Wayne A. Palladino ......... 100,000            19.4         $ 2.625         9/16/03      72,524    160,259

----------
(1) One half are exercisable immediately (with forfeiture if employment terminates before September 16, 1999), with the remaining half exercisable on September 16, 1999, subject to the terms of the option agreement.

(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

                    AGGREGATE OPTION EXERCISES IN FISCAL 1998
                     AND 1998 FISCAL YEAR-END OPTION VALUES


                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING             VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                   SHARES                     AT THE ELEVEN MONTH          AT THE ELEVEN MONTH
                                  ACQUIRED       VALUE             PERIOD-END                 PERIOD-END(1)
             NAME               ON EXERCISE    REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
             ----               -----------    --------    -------------------------    -------------------------
Timothy M. Aitken ...........        --           --              308,333 / 341,667          $131,250 / $131,250
Sarah L. Eames ..............        --           --                83,334 / 76,666              87,500 / 87,500
Wayne A. Palladino ..........        --           --                55,000 / 50,000              87,500 / 87,500
Gregory E. Marsella .........        --           --                26,667 / 21,333                        0 / 0

----------
(1) Calculated on the basis of $4.375 per share, the closing sale price of the Common Stock as reported on the Nasdaq National Market, respectively, on September 30, 1998, minus the exercise price.


EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In January 1997, the Company entered into an employment agreement with Mr. Aitken, which expired in January 1998. The agreement renewed for a one-year term in January 1998 and January 1999 and will renew for one-year terms absent notice of non-renewal from either party. This agreement provided for a base salary of $250,000, increasing to $300,000 when the agreement was renewed in January 1998. The agreement contains, among other things, customary confidentiality and termination provisions and provides that in the event of the termination of the executive following a "change of control" of the Company (as defined therein), Mr. Aitken will be entitled to receive a cash payment of up to 2.9 times his average annual base salary during the preceding five years.

     In connection with Ms. Eames' employment with the Company, the Company has agreed that if Ms. Eames' employment is terminated (other than for cause), she will be entitled to one year's salary (currently $240,000) plus relocation expenses to California.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Ranieri and Shay. Messrs. Ranieri and Shay among others, control the general partner of HPII and the Fund, each of which are principal shareholders of the Company, which principal shareholders engaged in certain transactions with the Company described herein under the heading "Certain Relationships and Related Transactions -- Transactions with Principal Shareholders. See also "Directors and Officers of the Company" and "Board Committees."

STOCK OPTION PLANS

     1992 Stock Option Plan. In July 1992, the Company's Board of Directors and shareholders approved the Company's 1992 Stock Option Plan (the "1992 Option Plan"). The 1992 Option Plan provides for the grant of options to key employees, officers, directors and non-employee independent contractors of the Company. The 1992 Option Plan is administered by the Compensation Committee of the Board of Directors. The number of shares of Common Stock available for issuance thereunder is 3,000,000 shares as of September 30, 1998. Beginning in fiscal 1998 and ending in July 2002 the number of shares available for issuance under the 1992 Option Plan, as amended, increases by one percent of the number of shares of Common Stock outstanding as of the first day of each fiscal year. As of the Record Date, the number of shares of Common Stock available for issuance thereunder is 3,175,361 shares.

     Options granted under the 1992 Option Plan may be either incentive stock options ("Incentive Options"), which are intended to meet the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not qualify as Incentive Options ("Non-Qualified Options"). Under the 1992 Option Plan, the Compensation Committee may grant (i) Incentive Options at an exercise price per share which is not less than the fair market value of a share of Common Stock on the date on which such Incentive Options are granted (and not less than 110% of the fair market value in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Company) and (ii) Non-Qualified Options at an exercise price per share which is determined by the Compensation Committee (and which may be less than the fair market value of a share of Common Stock on the date on which such Non-Qualified Options are granted). The 1992 Option Plan further provides that the maximum period in which options may be exercised will be determined by the Compensation Committee, except that Incentive Options may not be exercised after the expiration of ten years from the date the Incentive Option was initially granted (and five years in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Company). Under the 1992 Option Plan, if an optionee's employment is terminated, generally the unexercised Incentive Options must be exercised within three months after termination. However, if the termination is due to the optionee's death or permanent disability, the option must be exercised within one year of the termination of employment. If the optionee's employment is terminated for cause by the Company, or if the optionee voluntarily terminates his employment, generally his options will expire as of the termination date. Any option granted under the 1992 Option Plan will be nontransferable, except by will or by the laws of descent and distribution, and generally may be exercised upon payment of the option price in cash or by delivery of shares of Common Stock with a fair market value equal to the option price.

     Shares delivered under the 1992 Option Plan will be available from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company. Shares of Common Stock that are subject to options under the 1992 Option Plan which have terminated or expired unexercised will return to the pool of shares available for issuance under the 1992 Option Plan.

     On September 16, 1998, the Company granted options to purchase shares of Common Stock at $2.625 per share under the 1992 Option Plan as follows: (i) 150,000 to Mr. Aitken; (ii) 100,000 to Ms. Eames; and (iii) 100,000 to Mr. Palladino.

     1997 Non-Employee Director Plan. In May 1997, the Company adopted the Company's 1997 Option Plan for Non-Employee Directors (the "Director Plan") pursuant to which 100,000 shares of Common Stock of the Company were reserved for issuance upon the exercise of options granted to non-employee directors of the Company. The purpose of the Director Plan is to encourage ownership of Common Stock by non-employee directors of the Company whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as directors of the Company. The Director Plan is administered by the Board of Directors. Directors of the Company who are not employees of the Company or any subsidiary or affiliate of the Company are eligible to participate in the Director Plan. The Director Plan will terminate in May 2007; however, options outstanding on the expiration of the term shall continue to have full force and effect in accordance with the provisions of the instruments evidencing such options. The Board of Directors may suspend, terminate, revise or amend the Director Plan, subject to certain limitations.

     Under the Director Plan, the Board of Directors may from time to time at its discretion determine which of the eligible directors should receive options, the number of shares subject to such options and the dates on which such options are to be granted. Each such option is immediately exercisable for a period of ten years from the date of grant generally, but may not be exercised more than 90 days after the date an optionee ceases to serve as a director of the Company. Options granted under the Director Plan are not transferable by the optionee other than by will, laws of descent and distribution, or as required by law.

     Common Stock may be purchased from the Company upon the exercise of an option by payment in cash or cash equivalent, through the delivery of shares of Common Stock having a fair market value equal to the cash exercise price of the option or any combination of the above, subject to the discretion of the Board of Directors.

     On December 15, 1998, the Company granted options to purchase shares of Common Stock at $4.31 per share under the Director Plan as follows: (i) 5,000 to Mr. Peris and (ii) 5,000 to Mr. Green.

INDEMNIFICATION

     As permitted under the Business Corporation Law of the State of New York, the Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of a fiduciary duty owed to the Company or its shareholders. By its terms and in accordance with the law of the State of New York, however, this provision does not eliminate or otherwise limit the liability of a director of the Company for any breach of duty based upon (i) an act or omission (A) resulting from acts committed in bad faith or involving intentional misconduct or involving a knowing violation of law or (B) from which the director personally derived a financial benefit to which he was not legally entitled, or (ii) an improper declaration of dividends or purchases of the Company's securities.

     The Company's Restated Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by New York law. The Company also has entered into indemnification agreements with each of its directors and officers.

EXECUTIVE BONUS PLAN

     The Company has adopted a performance-based bonus plan pursuant to which it may grant bonuses to each of the Company's executive officers and certain other employees of the Company as may be designated by the Board of Directors. Under the bonus plan, participants may receive a bonus of up to 50% of their base salary. The grant of any bonus is within the sole discretion of the Compensation Committee and such bonuses may be paid, in whole or in part, in cash or in shares of Common Stock.

COMPENSATION COMMITTEE REPORT

     Overall Policy. The Company's executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, the Company has developed a compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a review of the Company's executive compensation program. This review includes comparing the Company's executive compensation, corporate performance, stock price appreciation and total return to shareholders to a peer group of public corporations that represent the Company's most direct competitors for executive talent. The peer groups used for compensation analysis generally are not the same as the peer group index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. The annual compensation reviews permit an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other companies.

     The Compensation Committee determines the compensation of the Named Officers and sets the policies for and reviews the compensation awarded to other executive officers of the Company.

     The key elements of the Company's executive compensation program consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements are discussed below. Although the elements of compensation described below are considered separately, the Compensation Committee generally takes into account the full compensation package afforded to the executive.

     Base Salaries. The base salary for an executive officer is initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are exclusive of those which have been determined pursuant to employment agreements, if any, and are determined by (i) evaluating the performance of the Company and (ii) the performance of each executive, including any new responsibilities assumed by such person. In the case of executive officers with responsibility for a particular business division, such division's financial results also are considered. In evaluating the performance of the Company, the Compensation Committee, where appropriate, also considers non-financial indicia, including, but not limited to, increased market share, efficiency gains, improvements in quality and improvements in relations with customers, suppliers and employees.

     The base salary for fiscal 1998 and for fiscal 1999 for Mr. Aitken, the Chairman and Chief Executive Officer of the Company was established pursuant to the terms of his employment agreement with the Company entered into in January 1997.

     Annual Bonuses. The Company's executive officers are eligible for an annual bonus pursuant to a bonus program instituted in October 1994 which provides for bonuses of up to 50% of their base salary. During the fiscal year ended September 30, 1998, the Company did not exceed its pre-tax income goals. Based on these results, no bonuses were awarded to executive officers.

     Special Bonuses. Subsequent to the fiscal year-end, the Compensation Committee awarded ad-hoc bonuses to Mr. Aitken, Ms. Eames and Mr. Palladino of $100,000 each. These bonuses were awarded to recognize the significant steps during the fiscal year ended September 30, 1998 and the Eleven Month Period to realign the Company's business as a focused regional home health care provider and speciality pharmacy and medical supply distributor in the United States ("U.S.") and as an integrated national provider of home and alternate site health care products and services in the United Kingdom (the "U.K."). These steps included (i) selling non-core assets such as the Company's Radamerica, Inc. business which provided radiation therapy in the Baltimore, Maryland area and the Company's Transworld HealthCare-Nursing Division, Inc. operations, which provided nursing and para-professional services in New Jersey and Florida; (ii) exiting businesses that were deemed not to have the potential to earn an adequate return on capital over the long term (such as wound care and orthotic product lines in the continental U.S., as well as the Company's pulmonary rehabilitation center in Cherry Hill, New Jersey); and (iii) completing the sale of substantially all of the assets of Health Management, Inc. ("HMI"). In addition, these individuals successfully executed the Company's strategy aimed at becoming one of the only integrated national providers of home and alternative site health care in the U.K. through the 1997 purchases of Omnicare plc and Allied Medicare Ltd and the subsequent management of these U.K. operations.

     Stock Options. Under the 1992 Option Plan, stock options may be granted to, among others, the Company's directors, executive officers and employees. The Compensation Committee sets guidelines for the size of stock option awards based on similar factors as are used to determine base salaries and annual bonuses. In the event of poor corporate performance, the Compensation Committee can elect not to award any stock options.

     Stock options are designed to align the interests of the Company's directors, executives and employees with those of its shareholders. Stock options are granted with an exercise price and vesting schedule designed to encourage the creation of shareholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

     In connection with his initial employment with the Company, Timothy M. Aitken, the Chairman and Chief Executive Officer of the Company, received options to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $11.375 per share (which options were repriced to $7.25 per share in August 1997) with 100,000 shares vesting at the date of grant, and the balance vesting on the first, second and third anniversaries of the date of grant.

     During the fiscal year ended September 30, 1998, the Company granted the following options to purchase the indicated number of shares of Common Stock to the following persons, all of which are exercisable at a price of $2.625 per share and vesting over the periods indicated: (i) 150,000 to Mr. Aitken, the Chairman and Chief Executive Officer, vesting 75,000 on the date of grant with the balance vesting on the first anniversary of the date of grant; (ii) 100,000 to Ms. Eames, the President, vesting 50,000 on the date of grant, with the balance vesting on the first anniversary of the date of grant; and (iii) 100,000 to Mr. Palladino, the Senior Vice President and Chief Financial Officer, vesting 50,000 on the date of grant with the balance vesting on the first anniversary of the date of grant. No other stock options were awarded by the Compensation Committee to the Company's executive officers during the fiscal year ended September 30, 1998.

     The Compensation Committee believes that significant equity interests in the Company held by the Company's management align the interests of shareholders and management.

     Conclusion. As is indicated by the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance. The Compensation Committee intends to continue its practice of linking executive compensation to corporate performance and shareholders' returns, recognizing that the cyclical nature of the Company's business may, from time to time, result in a temporary imbalance over a particular period.


                                     The Compensation Committee:


                                         Scott A. Shay
                                         Lewis S. Ranieri

COMPARATIVE PERFORMANCE OF THE COMPANY

     The Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Common Stock over a five-year period with the cumulative total shareholder return of (i) a broad equity market index, and (ii) a published industry index or peer group. Such chart compares the Common Stock with (i) the NASDAQ National Market Index (the "NASDAQ/NM Index"), and (ii) a group of public companies, each of which may be regarded as an alternate site healthcare provider (the "Index of Alternate Site Healthcare Providers"), and assumes an investment of $100 on December 7, 1992 in each of the Common Stock, the securities comprising the NASDAQ/NM Index and the securities comprising the Index of Alternate Site Healthcare Providers. Effective on April 30, 1999, the Company commenced trading its Common Stock on The American Stock Exchange.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                              PERFORMANCE GRAPH FOR
                           TRANSWORLD HEALTHCARE, INC.

Prepared by the Center for Research in Security Prices
Produced on 02/17/1999 including data to 09/30/1998


                                [GRAPHIC OMITTED]



                                     LEGEND


        SYMBOL         CRSP TOTAL RETURNS INDEX FOR:         10/1993   10/1994   10/1995   10/1996   09/1997    09/1998
---------------------- ------------------------------------ --------- --------- --------- --------- --------- ----------
        ---- []        Transworld Healthcare, Inc.             100.0     211.2     241.0     248.4     227.6      104.1
      . . . - . *      Nasdaq Stock Market (US Companies)      100.0     100.5     135.4     159.8     221.8      226.2
   (solid triangle)    Nasdaq Health Services Stocks           100.0     127.0     130.6     150.0     174.1      118.1
                       SIC 8000-8099 US & Foreign

NOTES:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the montly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.0 on 10/29/1993.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Transactions with Principal Shareholders. Under a unit purchase agreement dated November 20, 1995, as amended (the "HPII Purchase Agreement") pursuant to which HPII acquired its initial equity interest in the Company, until July 31, 2001, HPII has the right to designate to the Board of Directors of the Company the greater of three directors and 40% of the number of directors constituting the entire Board of Directors. Messrs. Ranieri and Shay are the HPII designees presently serving on the Board of Directors.

     The HPII Purchase Agreement also provides that for a period of five (5) years commencing on May 30, 1996, all shares of Common Stock held by HPII will be voted by HPII on any matter submitted to the shareholders in the same proportion as the votes cast by the other holders of Common Stock. Notwithstanding the foregoing, HPII retains its right to vote its shares of Common Stock in any manner it chooses with respect to the following specified matters: (i) the election to the Board of Directors of HPII's designees; (ii) amendments to the Company's By-Laws or Certificate of Incorporation; (iii) mergers and the sale, lease or exchange of the Company's assets; (iv) the authorization or issuance of Company securities; (v) a reclassification of securities or reorganization of the Company; (vi) the liquidation or dissolution of the Company; and (vii) any affiliated party transaction. The HPII Purchase Agreement provides that the requirement that HPII votes its shares in proportion with all other shareholders shall terminate in the event that the aggregate number of shares of Common Stock owned by Mr. Palladino and certain former officers of the Company shall be less than 415,000 shares or on the date when any person or group unaffiliated with HPII becomes the beneficial owner of 25% or more of the then outstanding shares of the Company's capital stock.

     Mr. Palladino in his individual capacity, has agreed to take all steps necessary, including voting his shares for the election of HPII's designees to the Board of Directors, and to utilize his best efforts, to secure the election by the Company's shareholders of HPII's designees to the Board of Directors. The Company has also agreed to such provisions (other than the voting of shares).

     The HPII Purchase Agreement further provides that commencing July 31, 1996, all actions to be taken by the Board of Directors will require the affirmative vote of a majority of the directors present at a duly constituted meeting (which is the status currently), except that it shall require the affirmative vote of 66 2/3% of the entire Board of Directors to authorize any action taken with respect to a proposed acquisition, whether by purchase of stock or assets, of another company and any action to increase above seven (7) the number of directors constituting the entire Board of Directors.

     HPII purchased certain trade payables of HMI in November and December, 1996 (the "HMI Payables") aggregating approximately $18,300,000 at various discounts. On March 26, 1997, HPII and the Company entered into the a stock purchase agreement, as amended (the "AP Stock Purchase Agreement"), pursuant to which HPII and the Company agreed, subject to the conditions stated in the AP Stock Purchase Agreement, that the Company would issue such number of shares of Common Stock (the "Payable Shares") equal to the Agreed Value (as defined herein) divided by the Agreed Price (as defined herein) in consideration of the assignment by HPII to the Company of the HMI Payables. For the purposes of the AP Stock Purchase Agreement, (A) "Agreed Value" means the sum of the following amounts: (i) $4,000,000, plus (ii) 10% of the first $20,000,000 of Net Recovery (as defined herein), plus (iii) 30% of the next $10,000,000 of Net Recovery, plus (iv) 50% of any amount of Net Recovery in excess of $30,000,000; (B) "Net Recovery" means the amount realized or recovered by the Company on or after September 1, 1997 on or in respect of (i) any indebtedness owed by HMI and/or its subsidiaries to the Company; (ii) any investment made by the Company in HMI and/or its subsidiaries; and (iii) the HMI Payables (including, without limitation, by reason of any claims against third parties relating to the purchase of any of the foregoing), net of (x) the merger consideration paid by the Company to acquire HMI and (y) all reasonable out-of-pocket costs and expenses incurred by the Company in connection with such realization or recovery. Net Recovery does not include any tax benefit to the Company from the net loss on its equity and debt investments in HMI; and (C) "Agreed Price" means the lesser of $7 5/8 and the closing price of the Common Stock of the Company on the last trading day prior to the closing of the AP Stock Purchase Agreement. This transaction was approved at a special meeting of the shareholders held on March 17, 1998 and subsequently during April 1998, HPII contributed the HMI Payables to the Company in exchange for 1,159,288 shares of the Company's Common Stock with a value per share of $6.00. The aggregate value of the Payable Shares was $6,956,000. The shares of Common Stock issued pursuant to this agreement are also covered by a registration rights agreement entered into with HPII in connection with the HPII Purchase Agreement. The Company will bear all expenses, other than underwriting discounts and commissions, in connection with any such registration.

     On April 13, 1998, a shareholder of the Company, purporting to sue derivatively on behalf of the Company, commenced a derivative suit in the Supreme Court of the State of New York, County of New York, entitled Kevin Mak, derivatively and on behalf of Transworld Healthcare, Inc., Plaintiff, vs. Timothy Aitken, Scott A. Shay, Lewis S. Ranieri, Wayne Palladino and Hyperion Partners II L.P., Defendants, and Transworld Healthcare, Inc., Nominal Defendant, Index No. 98-106401. The suit alleges that certain officers and directors of the Company, and HPII, breached fiduciary duties to the Company and its shareholders, in connection with the transaction, approved by a vote of the Company's shareholders on March 17, 1998, in which the Company was to issue the Payable Shares to HPII in exchange for the HMI Payables. The action seeks injunctive relief against this transaction, damages and costs and attorneys' fees in unspecified amounts. As noted above, the transaction subsequently closed and the plaintiff has, on numerous occasions, stipulated to extend the defendants' time to respond to this suit. The most recent stipulation provides for an extension to September 30, 1999.

     The Company has entered into a registration rights agreement with Paribas Principal, Inc., an affiliate of Banque Paribas, the Company's former principal senior lender ("Paribas Principal"). Such registration rights agreement precludes the Company from granting further registration rights with respect to its Common Stock without the consent of Paribas Principal.

     Transactions with Directors and Executive Officers. On December 14, 1992, a former principal shareholder and a former officer of the Company, each sold 6,666 shares of Common Stock at a price of $5.00 per share to Mr. Palladino. On such date, the Company loaned Mr. Palladino the funds necessary to consummate such purchases. This loan bears interest at the prime rate of the Company's principal lender plus 1% per annum, is secured by a pledge of the purchased stock, but is otherwise non-recourse to Mr. Palladino. On April 8, 1998, the Company forgave the loan provided that Mr. Palladino remain employed by the Company as follows: one-third as of April 9, 1998, one-third on January 1, 1999 and the remaining one-third on September 30, 1999. In addition, the Company agreed to remit to Mr. Palladino an amount equal to thirty percent of the amount forgiven, on each such date, as reimbursement for any tax liability incurred as a result of such agreement.

     Mr. Palladino, among others, (collectively, the "Restricted Transferees") have entered into a stock restriction agreement (the "Restriction Agreement"), pursuant to which he agreed to limit the transferability of his shares of Common Stock as well as other "Common Equivalents" to the extent described therein. Unless otherwise consented to in writing by HPII, none of the Restricted Transferees may transfer any of his shares of Common Stock or other Common Equivalents owned by him if, at the time of such transfer or after giving effect thereto, the Restricted Transferee's "Shareholder Percentage" would be less than the lesser of 0.75 and the "HPII Percentage." For purposes of the Restriction Agreement, the term "Shareholder Percentage" means a fraction, the denominator of which is the number of Common Equivalents that such shareholder and his related persons owned or had the right to acquire on the date of the HPII Purchase Agreement, and the numerator of which is the numerical amount of the denominator less the number of Common Equivalents transferred by such Restricted Transferee; and the term "HPII Percentage" means a fraction, the denominator of which is the number of Common Equivalents purchased by HPII or which HPII has the right to purchase pursuant to the HPII Purchase Agreement, and the numerator of which is the numerical amount of the denominator less the number of Common Equivalents transferred by HPII. The effect of the Restriction Agreement, in general, is to limit a Restricted Transferee's ability to sell his shares of Common Stock to the extent that his shareholdings would be less than 75% of his current holdings or, if less, the HPII Percentage.

     Certain directors and executive officers of the Company have been granted options to purchase shares of Common Stock under the Company's stock option plans. See "Executive Compensation" and "Stock Option Plans."


               PROPOSAL II: RATIFICATION OF INDEPENDENT AUDITORS

     PricewaterhouseCoopers LLP currently serves as the Company's independent accountants. They have served in that capacity since 1992 and prior to that, served as the independent accountants of the Company's former nursing subsidiary, commencing in 1990. During the fiscal year ended September 30, 1998, PricewaterhouseCoopers LLP audited the accounts of the Company and its subsidiaries and also provided other audit and accounting services to the Company in connection with Commission filings.

     Upon recommendation of the Audit Committee of the Board of Directors, the Board has appointed PricewaterhouseCoopers LLP as the independent accountants for the fiscal year ending September 30, 1999. The shareholders are being asked to ratify this action of the Board. The ratification requires a majority vote of those shares of Common Stock represented at the Annual Meeting. In the event the ratification is not approved, the Board of Directors will reconsider its selection.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and available to respond to appropriate questions. Such representatives also will have the opportunity, should they so desire, to make any statements to the shareholders which they deem appropriate.

REQUIRED AFFIRMATIVE VOTE

     Approval of the ratification of PricewaterhouseCoopers LLP, as independent accountants of the Company for the fiscal year ending September 30, 1999 requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. The Board of Directors unanimously recommends that the shareholders vote FOR Proposal II.


                           1999 SHAREHOLDER PROPOSALS

     In order for shareholder proposals for the 1999 Annual Meeting of Shareholders to be eligible for inclusion in the Company's 1999 Proxy Statement, they must be received by the Company at its principal executive offices, 555 Madison Avenue, New York, New York 10022 (Attn: Secretary), prior to October 1, 1999. The Board of Directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in the Company's 1999 Proxy Statement for the Annual Meeting.


                                  OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy on behalf of the shareholders they represent in accordance with their best judgment.


                             SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Board of Directors. The Company will bear the costs of preparing and mailing the proxy materials to its shareholders in connection with the Annual Meeting. The Company will solicit proxies by mail and the directors and certain officers and employees of the Company may solicit proxies personally or by telephone or telegraph. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. The Company also will request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable out-of-pocket expenses related thereto.

                             ADDITIONAL INFORMATION

     The Company will make available to any shareholder, without charge, and upon a written request therefor, additional copies of the Company's Report on Form 10-K for the fiscal year ended September 30, 1998. Any such request should be directed to Transworld Healthcare, Inc., Attention: Wayne A. Palladino at the following address: 555 Madison Avenue, New York, New York 10022.


                                     /s/ Gregory E. Marsella
                                     Gregory E. Marsella
                                         Secretary


August 16, 1999

                                      PROXY

                           TRANSWORLD HEALTHCARE, INC.

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Wayne A. Palladino and Gregory E. Marsella (with full power to act without the other and with power to appoint his substitute) as the undersigned's proxies to vote all of the undersigned's shares of common stock of TRANSWORLD HEALTHCARE, INC., a New York corporation (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 805 Third Avenue, New York, New York 10022, 20th Floor, on September 14, 1999 at 10:00 a.m., local time, and at any and all adjournments thereof as follows:


             (Continued and to be dated and signed on reverse side)

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE


                     FOR ALL NOMINEES LISTED       WITHOUT AUTHORITY TO
                     BELOW (EXCEPT AS MARKED       VOTE FOR ALL NOMINEES
                     TO THE CONTRARY BELOW)            LISTED BELOW
I. ELECTION OF
   DIRECTORS                   [ ]                          [ ]


NOMINEES: TIMOTHY M. AITKEN,
          LEWIS S. RANIERI,
          SCOTT A. SHAY,
          JEFFREY S. PERIS
          and G. RICHARD
          GREEN.


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line set forth below.)


----------------------------------------------------------------


                                                 FOR    AGAINST    ABSTAIN
II:
Proposal to ratify the Board of Directors'
recommendation of PricewaterhouseCoopers LLP,
certified public accountants, as independent     [ ]      [ ]        [ ]
auditors of the Company for the fiscal year ending September 30, 1999.

III:
In their discretion, such other business as
may properly come before the Annual Meeting      [ ]      [ ]        [ ]
and any and all adjournments thereof.


     THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE FOREGOING INSTRUCTIONS. IN THE ABSENCE OF ANY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES LISTED IN ITEM I AND FOR THE PROPOSAL IN ITEM II.


     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on September 14, 1999, the Proxy Statement of the Company, each dated August 16, 1999, and the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, each of which has been enclosed herewith.


     The undersigned hereby revokes any proxy to vote shares of common stock of the Company heretofore given by the undersigned.


Dated
       --------------------------


-----------------------    --------------------------     ---------------------
      Signature            Signature, if held jointly     Title (if applicable)


Please date, sign exactly as your name appears on this Proxy and promptly return in the enclosed envelope. In the case of joint ownership, each joint owner must sign. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person.